EXHIBIT 99.2


FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Barbara Duncan                Alan Beckhard
Chief Financial Officer       Manager, Investor Relations and Corporate
                                 Communications


                DOV Pharmaceutical, Inc. Announces Second Quarter
                                  2005 Results

  Hackensack, NJ, August 9, 2005. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the second quarter ending June 30, 2005.

Second Quarter 2005 Performance

For the second quarter of 2005, the Company reported a net loss of $11.2 million, or $0.49 per share, compared with $8.3 million, or $0.43 per share, for the comparable period last year. For the six months ended June 30, 2005, the Company reported a net loss of $20.3 million, or $0.90 per share, compared with $16.0 million, or $0.89 per share, for the comparable period last year. At June 30, 2005, cash and cash equivalents and marketable securities totaled $125.9 million.

The comparative increase in net loss of $2.9 million for the second quarter was primarily the result of an increase in loss from operations of $3.9 million offset by an increase in interest income of $805,000 and a decrease in interest expense of $244,000. The increase in loss from operations is primarily due to an increase of $6.0 million in research and development expenses and an increase of $1.7 million in general and administrative expense offset by an increase in revenue recognized of $3.8 million. The increase in research and development is primarily due to increased expenditures associated with bicifadine's clinical development and an overall increase in preclinical and research expenditures. The increase in general and administrative expense is primarily related to severance expense of $790,000 for the termination of the employment agreement with Dr. Lippa as Chief Executive Officer and President of the Company and an increase in professional fees. Revenue in the second quarter consisted of $1.8 million of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for its collaboration with Merck over the estimated research and development period and the recognition of a $2.0 million milestone received from Neurocrine Biosciences, Inc., or Neurocrine, upon the acceptance of the New Drug Application, or NDA, by the U.S. Food and Drug Administration, or FDA, for indiplon tablets in the treatment of insomnia.

The comparative increase in net loss for the six months ended June 30, 2005 of $4.3 million was primarily the result of an increase in loss from operations of $6.5 million offset by an increase in interest income of $1.5 million and a decrease in interest expense of $688,000. The increase in loss from operations is primarily due to an increase of $10.4 million in research and development expenses and an increase of $2.0 million in general and administrative expense offset by an increase in revenue recognized of $5.9 million. The increase in research and development is primarily due to increased expenditures associated with bicifadine's clinical development and an overall increase in preclinical and research expenditures. The increase in general and administrative expense is primarily related to severance expense for Dr. Lippa as discussed above and an increase in professional fees. Revenue recognized in the six months ended June 30, 2005 consisted of $3.9 million of amortization of the Merck up-front payment and the recognition of the $2.0 million milestone from Neurocrine as discussed above.

The increase in interest income for the three and six months ended June 30, 2005 is primarily related to an increase in higher average cash balances and an increase in interest rate yields. The decrease in interest expense for the three and six months ended June 30, 2005 is primarily related to the conversion of certain debt into common stock of the Company offset by an increase of $1.0 million related to the $80.0 million of convertible debentures placed in December 2004 and January 2005.

Recent Highlights:

May 2005

The Company:

      o Held its annual meeting of shareholders, on May 23, 2005 at which the Company's shareholders approved the re-election of Dr. Arnold Lippa and Mr. Patrick Ashe to its Board of Directors and approved an amendment to its 2000 stock option and grant plan to increase by 750,000 the total number of shares of common stock authorized for issuance under the plan. In addition, shareholders approved the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

      o Received notice from its partner Neurocrine that data presented at the 2005 American Psychiatric Association Annual Meeting showed that nightly administration of indiplon capsules resulted in significant and sustained improvement in sleep onset and sleep maintenance in patients with chronic insomnia over the entire treatment period. Data also showed there was no evidence of tolerance over the three months or withdrawal upon discontinuation of treatment -- complications often seen with extended use of older-generation sleep medications.

      o Received notice from its partner Neurocrine that it had completed submission of a NDA to the FDA for indiplon tablets for the treatment of insomnia in both adult and elderly patients.

June 2005

The Company:

      o Received notice from Neurocrine that the FDA had accepted its NDA for indiplon capsules for review for the treatment of insomnia in both adult and elderly patients.

      o Received notice from Neurocrine that U.S. Patent No. 6,903,106 (the '106 patent) covering a novel polymorphic form (different crystal structure) of its proprietary compound indiplon for the treatment of insomnia had been issued. Neurocrine filed for the '106 patent in 2003 based on the novel properties of this polymorphic form. The '106 patent will provide Neurocrine with patent protection for indiplon until the year 2023.

      o Received notice from Neurocrine that data presented at the 2005 Associated Professional Sleep Societies' Annual Meeting showed that indiplon safely and effectively helps elderly patients with chronic insomnia fall asleep faster and stay asleep throughout the night.

      o Modified the protocol in its ongoing phase III clinical trial with ocinaplon, the Company's novel anxiolytic, to permit the enrollment of normal volunteers for whom the protocol safety measures, but not the psychiatric scale information, will be obtained. This amendment is expected to help speed enrollment and obtain more rapid information demonstrating the expected level of safety in liver enzyme function test and other safety measures. The Company expects to have the required safety information on the 373 subjects including patients and normals as agreed with the FDA by the end of 2005. At that time, the Company intends to request a further amendment to the protocol to allow for less frequent liver enzyme testing.

      o Announced that Dr. Leslie Hudson would become the Company's chief executive officer and president and that its co-founder, Dr. Arnold Lippa, currently chairman, CEO and president, would continue to serve as chairman of the board.

      o Completed a Phase I clinical trial for bicifadine, the Company's novel analgesic, to investigate possible effects of subject age on pharmacokinetic parameters.

July 2005

The Company:

      o Received notice from Neurocrine that the FDA accepted its NDA for indiplon tablets for review for the treatment of insomnia in both adult and elderly patients.

      o Filed a provisional patent application covering novel uses of bicifadine.

      o Filed provisional composition of matter patent applications covering novel reuptake inhibitors.

      o Completed dosing in the FDA-required two-year carcinogenicity studies for ocinaplon in two animal species.

      o Completed enrollment in its pivotal, Phase III, U.S. clinical trial of bicifadine in 328 patients with moderate to severe acute pain following bunionectomy surgery. The Company expects to report results of this clinical trial in September 2005.

      o Amended the protocol in its ongoing pivotal, Phase III, U.S. multi-center clinical trial to evaluate the long-term safety of bicifadine in patients with chronic lower back pain. The amendment includes, among other changes, an additional dosage regimen of a total daily dose of 1200 mg to support the maximum intended dosage strength for the NDA filing for the management of acute pain.

August 2005

The Company:

      o Initiated a Phase III clinical trial with bicifadine in approximately 200 patients with post-operative acute pain following vaginal hysterectomy.

      o Completed enrollment of 50% (300) patients in its pivotal, Phase III, U.S. clinical trial with bicifadine in patients with moderate to severe chronic lower back pain and intends to complete the interim futility analysis in the fourth quarter of 2005. Enrollment in the trial is expected to be completed by year end 2005.

      o Announced that DOV and Merck have amended their 2004 license agreement covering the clinical and commercial development activities of DOV 21,947 and DOV 216,303. The amendment will allow certain development contemplated by the license agreement for DOV 21,947 to be undertaken by the Company and permit expansion of the parties' relationship to include an additional triple reuptake inhibitor from the Company's preclinical pipeline.

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. Its product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain, anxiety, and depression. In addition, its partner Neurocrine has filed two NDAs for the treatment of indiplon in insomnia.


Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

      o demonstrate the safety and efficacy of product candidates at each stage of development;

      o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

      o develop an acceptable development plan under and otherwise achieve the results contemplated by the recent amendment to the existing license agreement with Merck;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and required milestones under our license and other agreements;

      o obtain and maintain collaborations as required with pharmaceutical partners;

      o     obtain substantial additional funds;

      o     obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) regulatory approval for our product candidates may not be received or may be delayed, and (vi) performance of our licensees and collaborative partners on whom our success depends may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2005. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

                            DOV PHARMACEUTICAL, INC.
                         CONSOLIDATED BALANCE SHEET DATA


                                                December 31,          June 30,
                                                    2004                2005
                                                ------------        ------------
                                                 (Unaudited)         (Unaudited)
Cash and cash equivalents ..............        $ 28,934,473        $  6,183,417
Marketable securities ..................         103,287,600         119,752,943
Working capital ........................          91,334,455          95,065,648
Total assets ...........................         136,722,553         132,006,835
Long-term debt .........................          65,000,000          80,000,000
Total stockholders' equity .............          27,936,332          12,558,062





                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                       Three Months Ended               Six Months Ended
                                            June 30,                        June 30,
                                      2004            2005            2004            2005
                                  ------------    ------------    ------------    ------------
                                          (Unaudited)                     (Unaudited)

Revenue .......................   $         --    $  3,831,866    $         --    $  5,890,689
Operating expenses:
  Research and development
    expense ...................      6,161,352      12,241,167      11,670,644      22,047,769
  General and administrative
    expense ...................      1,446,965       3,132,560       2,704,347       4,728,484
                                  ------------    ------------    ------------    ------------

    Loss from operations ......     (7,608,317)    (11,541,861)    (14,374,991)    (20,885,564)
Interest income ...............        182,321         987,729         340,214       1,866,543
Interest expense ..............       (908,780)       (664,926)     (1,990,145)     (1,301,720)
Other income (expense), net ...         (7,211)          1,176          (6,757)         (4,755)
                                  ------------    ------------    ------------    ------------
    Net loss ..................    $(8,341,987)   $(11,217,882)   $(16,031,679)   $(20,325,496)
                                  ============    ============    ============    ============

Basic and diluted net loss per
  share .......................   $      (0.43)   $      (0.49)   $      (0.89)   $      (0.90)
                                  ============    ============    ============    ============

Weighted average shares used in
  computing basic and diluted
  net loss per share ..........     19,404,059      22,776,359      18,052,399      22,658,345